Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

205 Concourse Boulevard | Santa Rosa, CA 95403

For immediate release

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

•
Generated $11.9 million in cash from operations in the quarter
•
Granted additional time to regain compliance with Nasdaq minimum bid price listing requirement

SANTA ROSA, CA, March 12, 2024 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the top wine producers in the U.S., today reported its financial results for the three and six months ended December 31, 2023 ("second quarter fiscal 2024").

Seth Kaufman, President and CEO, commented, "We are intensely focused on our priorities to aggressively execute our turnaround plan as we transform into a nimble, omnichannel wine company that offers a unique portfolio of the highest quality Super Premium+ products in the U.S. Cash generation in the second quarter validates our efforts to monetize inventory and better manage working capital. We have accelerated our efforts to preserve cash through restructuring and have taken measurable steps towards streamlining the business to a competitively advantaged, defensible core portfolio. We are actively working to sell assets to reduce debt and continue to optimize operations to further improve cash generation."

Mr. Kaufman went on to say, "I am encouraged with the progress we are making with our asset sales process given the quantity and quality of our discussions with prospective buyers. Our concerted effort has resulted in numerous attractive indications of interest, bids and a non-binding letter of intent across stand-alone DTC operations, certain production services businesses, and other non-core assets. The sale of these assets will provide cash to reduce debt and we believe will simultaneously help us to substantially reduce costs which have been elevated by these less profitable businesses. We expect the simplification of our operations will also enable us to better deploy human and financial resources to create an omnichannel business that leverages our market access across wholesale partners, tasting rooms, wine clubs and ecommerce in order to acquire, engage, retain, and delight consumers. We expect the restructured foundation of our enterprise that we are working toward will result in a meaningfully smaller revenue base that can ultimately support faster growth while delivering profitability more in line with best-in-class branded beverage alcohol businesses."

Second Quarter Fiscal 2024 Financial Results Review (compared with restated prior-year period unless otherwise noted)

Net revenue was $68.0 million, down $10.4 million across all business segments. Approximately 58%, or $7.0 million, of the decline was related to the impact of simplification and reallocation of resources including $3.6 million lower in bulk whiskey sales. Other factors impacting revenue were customer program timing and softer end market demand. Cost of goods sold was $83.0 million, which included a $32.3 million provision for inventory comprised of reducing the value of non-core products and aged inventory as well as bulk wine inventory related to the Company's narrowed brand focus.

SG&A, which excludes amortization expense, decreased $6.9 million to $25.3 million. Lower SG&A reflects lower stock-based compensation expense, reduced marketing expenses on non-core product lines, improved freight management and tighter cost controls. Loss from operations in the quarter was $40.7 million.

Interest expense was $6.1 million, an increase of $0.5 million, or 8.3%, on higher interest rates.

Net loss attributable to VWE common stockholders was $49.4 million, compared with $129.1 million in the prior-year period. On a per diluted share basis, net loss attributable to VWE common stockholders was $(0.83) compared with net loss of $(2.19) per diluted share in the prior-year period.

Second quarter fiscal 2024 adjusted EBITDA1 was $(28.8) million compared with adjusted EBITDA of $5.0 million in the prior-year period.

[1] As referenced here and throughout the release, adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

Balance Sheet and Cash Generation

Cash from operations in the second quarter was $11.9 million reflecting inventory reductions, aggressive efforts to collect receivables and carefully managing payables. Inventories were down $44.1 million, or 22%, from September 30, 2023. The decline reflects the $32.3 million reserve as well as monetization of non-core and aged inventory. Property, plant and equipment was reduced by
$27.5 million primarily as a result of $26.4 million in net assets being categorized as held for sale at December 31, 2023.

As of December 31, 2023, the Company had $21.4 million in cash and $305.6 million of current debt outstanding. Total debt increased $2.3 million from $303.3 million at June 30, 2023 but decreased $3.9 million from $309.5 million at September 30, 2023. The Company announced on March 5, 2024 that its lender group has accepted its plans to reorganize and dispose of certain assets and has provided an agreement to forbear exercising their rights and remedies under the Second Amended and Restated Loan and Security Agreement as amended on October 12, 2023 (the “Second A&R Loan and Security Agreement”), in respect of, or arising out of, certain defaults under the Second A&R Loan and Security Agreement until the earlier of March 31, 2024 or in the event of any other event of default other than those designated in the agreement. As previously disclosed, the Second A&R Loan and Security Agreement currently has principal amounts outstanding of $324.3 million at February 29, 2024. The forbearance agreement provides flexibility for the Company to continue executing the previously announced restructuring and transformation while working with its lenders on an amended credit agreement. If the Company does not meet the terms of the forbearance agreement or if the events of default continue past the term of the forbearance agreement, and if the agent and lenders accelerate the maturity of the debt thereunder, the Company does not have sufficient cash to repay the outstanding debt.

At December 31, 2023, approximately 40% of debt was hedged at a blended rate of 2.3% until 2025.

180-day extension to continue trading on Nasdaq and regain compliance

The Company’s application for transfer to the Capital Markets was approved by Nasdaq. VWE received confirmation today that it has been granted an additional 180-day extension for the Company to regain compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1), which requires the bid price of VWE Common Shares to close at or above US$1.00 per share for a minimum of 10 consecutive business days. The Company now has until September 9, 2024 to regain compliance. The Company filed a Form 8-K on September 19, 2023 regarding its receipt of notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company was not in compliance with the minimum bid price requirement.

About Vintage Wine Estates, Inc.
Vintage Wine Estates brings to market a unique portfolio of cider and Super Premium+ wines at $15+ per bottle. The Company focuses on building enduring and differentiated brands that resonate with consumers to generate increasing organic demand in the U.S. It leverages brand-affiliated wine clubs, tasting rooms, and owned ecommerce sites in conjunction with deep wholesale relationships to offer consumers a holistic, omnichannel experience. VWE’s ambition is to be one of the fastest growing players in the branded wine space with best-in-class profitability and consistent cash generation to create value for all stakeholders. The Company is doubling down on a culture that is uniquely consumer-centric and intensely data-driven in service of over fifteen core wine brands spanning approachably priced lifestyle labels and high-scoring premium brands.

Non-GAAP Financial Measures
In addition to reporting net income/(loss) and net income/(loss) margin prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), VWE uses adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss) and adjusted net income/(loss) per share to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Beginning for the three months ended September 30, 2023, Adjusted EBITDA is defined as net income (loss) attributable to common stockholders before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Prior to the three months ended September 30, 2023, we used net income (loss) in our calculation of Adjusted EBITDA. We believe the use of net income (loss) attributable to common stockholders in our calculation of Adjusted EBITDA is more helpful than net income (loss) in evaluating our operating performance because it excludes amounts attributable to non-controlling interests. Adjusted EBTIDA margin is the ratio of adjusted EBITDA to net revenue. Presentations of Adjusted EBTDA EBITDA and Adjusted EBTDA EBITDA margin for prior periods have been recast to conform to the current period presentation. Adjusted net income/(loss) is defined as net income/(loss) attributable to common stockholders as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate. Adjusted net income/(loss) per share is calculated based on the weighted average shares outstanding for the period.

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss) and adjusted net income/(loss) per share are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide investors with additional insight into the underlying trends of VWE’s business and assist in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share have certain limitations as analytical tools, and they should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. These non-GAAP measures, as presented, may produce results that vary from the most comparable GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Key Performance Indicators
A key performance indicator ("KPI") is generally defined as a quantifiable measurement or metric used to gauge performance, specifically to help determine strategic, financial, and operational achievements, especially compared to those of similar businesses.

Case volume represents the number of 9-liter equivalent cases of wine that we sell during a particular period. Case volumes are an important indicator of what is driving gross margin. This metric also allows us to develop our supply and production targets for future periods.

Forward-Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “believe,” “intent,” “may,” “plan,” “should,” “can,” “expect,” “continue,” “working,” “will,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements related to business plans and strategies; the ability of the company to monetize non-core assets and for such monetization to generate cash to reduce debt and optimize operations; the timing and expectations related to the sales process including the work to sell stand-along DTC operations, certain production service businesses, and other non-core assets including through indications of interests, bids, and the non-binding letter of intent; the ability of the Company to simplify its business and for such simplification to allow it to leverage its human and financial resources; the ability of the Company to restructure its foundation and for such foundation to support faster growth and deliver profitability; the grant of an additional compliance period to regain compliance with Nasdaq listing requirements; the ability of the company to remain in compliance with the forbearance agreement and cure its events of default before the term of the forbearance agreement; the ability of and timing related to VWE entering into an amendment to its credit agreement with its lenders. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to continue as a going concern; the Company’s ability to deleverage within the anticipated time frame or at all and its ability to regain and remain in compliance with the covenants in its credit agreement, or satisfy its other contractual arrangements, including the forbearance agreement with its lenders; the ability of the Company to regain compliance with Nasdaq continued listing requirements; the Company’s limited experience operating as a public company; the time and expense associated with any necessary remediation of control deficiencies; the ability of the Company to effectively execute its strategic plans to reimagine the Company; the ability of the Company to retain key personnel; the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of pandemics, or other outbreaks that could disrupt VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contact: Deborah K. Pawlowski, Kei Advisors LLC
 dpawlowski@keiadvisors.com
Phone: 716.843.3908

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2023	June 30, 2023
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$21,412	$18,233
Restricted cash	200	-
Accounts receivable, net	22,970	24,561
Other receivables	443	507
Inventories	155,255	201,363
Assets held for sale, net	35,878	511
Current interest rate swap asset	4,048	4,669
Prepaid expenses	11,831	14,895
Total current assets	252,037	264,739
Property, plant, and equipment, net	187,768	215,967
Operating lease right-of-use assets	28,783	32,945
Finance lease right-of-use-assets	516	630
Intangible assets, net	28,117	38,994
Interest rate swap asset	2,092	4,317
Other assets	3,195	3,562
Total assets	$502,508	$561,154
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$121,731	$115,444
Accounts payable	27,425	20,413
Accrued liabilities and other payables	17,936	19,668
Accrued employee compensation	8,956	6,618
Current operating lease liabilities	6,194	6,243
Current finance lease liabilities	259	304
Current maturities of long-term debt	183,872	14,449
Total current liabilities	366,373	183,139
Other long-term liabilities	351	4,196
Long-term debt, less current maturities	-	173,409
Long-term operating lease liabilities	24,186	26,792
Long-term finance lease liabilities	265	334
Deferred tax liability	465	506
Total liabilities	391,640	388,376
Commitments and contingencies (Note 6)
Redeemable noncontrolling interest	252	262
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at December 31, 2023 and June 30, 2023.	-	-
Common stock, no par value, 200,000,000 shares authorized, 62,761,784 issued and 59,889,890 outstanding at December 31, 2023 and 62,234,028 issued and 59,362,134 outstanding at June 30, 2023.	-	-
Additional paid-in capital	384,260	381,689
Treasury stock, at cost: 2,871,894 shares held at December 31, 2023 and June 30, 2023.	(26,034)	(26,034)
Accumulated deficit	(246,717)	(182,308)
Total Vintage Wine Estates, Inc. stockholders' equity	111,509	173,347
Noncontrolling interests	(893)	(831)
Total stockholders' equity	110,616	172,516
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$502,508	$561,154

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net revenue
Wine, spirits and cider	$46,838	$53,706	$99,501	$105,976
Nonwine	21,151	24,695	41,762	50,505
Total revenue	67,989	78,401	141,263	156,481
Cost of revenue
Wine, spirits and cider	67,393	36,655	102,328	69,676
Nonwine	15,579	16,000	29,218	31,529
Total cost of revenue	82,972	52,655	131,546	101,205
Gross (loss) profit	(14,983)	25,746	9,717	55,276
Selling, general, and administrative expenses	25,262	32,139	54,011	63,588
Amortization expense	1,888	1,805	3,524	3,616
Goodwill impairment losses	-	125,285	-	125,285
Intangible impairment losses	4,742	12,643	4,742	12,643
Gain on remeasurement of contingent liability	(6,179)	(3,474)	(5,208)	(3,289)
Restructuring (benefit) expense	(158)	-	3,844	-
Loss (gain) on insurance and litigation	148	-	148	(530)
(Gain) loss on sale of assets	(2)	4,430	(799)	4,430
Loss from operations	(40,684)	(147,082)	(50,545)	(150,467)
Other income (expense)
Interest expense	(6,119)	(5,650)	(11,044)	(9,031)
Net (loss) gain on interest rate swap agreements	(2,726)	(839)	(2,821)	8,488
Loss on extinguishment of debt	-	(479)	-	(479)
Other, net	(53)	216	(26)	487
Total other (expense) income, net	(8,898)	(6,752)	(13,891)	(535)
Loss before provision for income taxes	(49,582)	(153,834)	(64,436)	(151,002)
Income tax (benefit) provision	(199)	(23,652)	45	(22,178)
Net loss	(49,383)	(130,182)	(64,481)	(128,824)
Net loss attributable to the noncontrolling interests	(32)	(1,047)	(72)	(1,221)
Net loss attributable to common stockholders	$(49,351)	$(129,135)	$(64,409)	$(127,603)

Net earnings per share allocable to common stockholders
Basic	$(0.83)	$(2.19)	$(1.08)	$(2.17)
Diluted	$(0.83)	$(2.19)	$(1.08)	$(2.17)
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	59,721,395	58,941,899	59,567,221	58,880,529
Diluted	59,721,395	58,941,899	59,567,221	58,880,529

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(64,481)	$(128,824)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation expense	8,126	7,856
Non-cash operating lease expense	2,799	2,638
Amortization expense	3,680	3,742
Amortization of deferred loan fees and line of credit fees	862	220
Goodwill and intangible assets impairment losses	4,742	137,928
Stock-based compensation expense	2,546	6,690
(Benefit) provision for credit losses	(84)	360
Provision for inventory reserves	32,474	497
Deferred income tax provision (benefit)	(41)	(22,212)
(Gain) loss on disposition of assets	(799)	4,430
Loss on extinguishment of debt	-	479
Remeasurement of contingent consideration liabilities	(5,208)	(3,289)
Net loss (gain) on interest rate swap agreements	2,821	(8,488)
Change in operating assets and liabilities:
Accounts receivable	1,353	1,485
Other receivables	64	3,066
Inventories	7,484	(4,837)
Prepaid expenses and other current assets	3,064	(12,186)
Other assets	(421)	619
Accounts payable	5,386	12,001
Accrued liabilities and other payables	4,329	2,081
Net change in lease assets and liabilities	(1,291)	(3,206)
Net cash provided by operating activities	7,405	1,050
Cash flows from investing activities
Proceeds from sale of assets	1,366	8,692
Purchases of property, plant and equipment	(6,348)	(8,312)
Net cash (used in) provided by investing activities	(4,982)	380
Cash flows from financing activities
Principal payments on line of credit	(10,791)	(120,820)
Proceeds from line of credit	17,078	101,903
Payment of deferred financing costs	-	(1,975)
Change in outstanding checks in excess of cash	1,685	(467)
Loan fees	(564)	(377)
Principal payments on long-term debt	(3,986)	(58,497)
Proceeds from long-term debt	-	72,619
Principal payments on finance leases	(156)	(133)
Payments of minimum tax withholdings on stock-based payment awards	(103)	(976)
Distributions to noncontrolling interest	-	(66)
Repurchase of public warrants	-	(172)
Payments on acquisition earnout	(2,207)	(334)
Net cash provided by (used in) financing activities	956	(9,295)
Net change in cash, cash equivalents and restricted cash	3,379	(7,865)
Cash, cash equivalents and restricted cash, beginning of period	18,233	49,558
Cash and cash equivalents, and restricted cash, end of period	$21,612	$41,693

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

	Six Months Ended December 31,
	2023	2022
Supplemental cash flow information
Noncash investing and financing activities:
Increase in operating lease assets and liabilities upon adoption of ASC 842	$-	$37,759
Increase in finance lease assets and liabilities upon adoption of ASC 842	$-	$67
Operating lease assets obtained in exchange for operating lease liabilities	$118	$-
Finance lease assets obtained in exchange for finance lease obligations	$53	$-
Issuance of shares in lieu of payment to consultant	$129	$-
Accrued interest on term loan and line-of credit refinanced to principal	$-	$1,726
Line of credit refinanced as term debt	$-	$9,646
Term debt refinanced with line of credit proceeds	$-	$3,823
Financing costs deducted from long-term debt proceeds	$-	$474
Financing costs deducted from line of credit proceeds	$-	$532

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

Vintage Wine Estates, Inc.
Segment Data

(in thousands)

Segment Revenue

	Three Months Ended December 31,
Net Revenue	2023	2022	$ Change	% Change
Direct-to-Consumer	$23,651	$26,472	$(2,821)	(10.7%)
Wholesale	17,786	23,083	(5,297)	(22.9%)
Business to Business	26,552	28,814	(2,262)	(7.9%)
Other/ Non-Allocable	-	32	(32)	(100.0%)
Total	$67,989	$78,401	$(10,412)	(13.3%)

	Six Months Ended December 31,
Net Revenue	2023	2022	$ Change	% Change
Direct-to-Consumer	$41,633	$46,464	$(4,831)	(10.4%)
Wholesale	36,930	47,070	(10,140)	(21.5%)
Business to Business	62,700	62,994	(294)	(0.5%)
Other/ Non-Allocable	-	(47)	47	(100.0%)
Total	$141,263	$156,481	$(15,218)	(9.7%)

Segment Operating Income

	Three Months Ended December 31,
Operating Income	2023	2022	Dollar Change	Percent Change
Direct-to-Consumer	$(8,400)	$1,424	$(9,824)	(689.9%)
Wholesale	(19,729)	(126,896)	107,167	n/m
Business to Business	(1,305)	(1,167)	(138)	n/m
Other/ Non-Allocable	(11,250)	(20,443)	9,193	n/m
Total	$(40,684)	$(147,082)	$106,398	(72.3%)

n/m - Not meaningful

	Six Months Ended December 31,
Operating Income	2023	2022	Dollar Change	Percent Change
Direct-to-Consumer	$(6,186)	$3,393	$(9,579)	(282.3%)
Wholesale	(20,764)	(124,608)	103,844	n/m
Business to Business	3,335	9,366	(6,031)	n/m
Other/ Non-Allocable	(26,930)	(38,618)	11,688	n/m
Total	$(50,545)	$(150,467)	$99,922	(66.4%)

n/m - Not meaningful

Segment Case Volume

	Three Months Ended December 31,
(in thousands)	2023	2022	Unit Change	% Change
Direct-to-Consumer	106	125	-19	-15.2%
Wholesale	357	453	-96	-21.2%
Total case volume	463	578	-115	-19.9%

	Six Months Ended December 31,
(in thousands)	2023	2022	Unit Change	% Change
Direct-to-Consumer	182	224	-42	-18.8%
Wholesale	806	992	-186	-18.8%
Total case volume	988	1,216	-228	-18.8%

Vintage Wine Estates Reports Second Quarter Fiscal 2024 Results

March 12, 2024

Vintage Wine Estates, Inc.

Reconciliation of Net Income Attributable to Common Stockholders to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net (loss) income attributable to common stockholders	$(49,351)	$(129,135)	$(64,409)	$(127,603)
Goodwill and intangible asset impairment losses	4,742	137,928	4,742	137,928
Interest expense	6,119	5,650	11,044	9,031
Depreciation Expense	3,995	3,860	8,126	7,856
Restructuring expenses*	(158)	-	3,844	-
Amortization expense	1,888	1,805	3,524	3,616
Stock-based compensation expense	1,277	3,250	2,546	6,690
Income tax provision	(199)	(23,652)	45	(22,178)
Net loss (gain) on interest rate swap agreements	2,726	839	2,821	(8,488)
Loss (gain) on insurance and litigation proceeds	148	-	148	(530)
(Gain) loss on disposition of assets	(2)	4,430	(799)	4,430
Adjusted EBITDA	$(28,815)	$4,975	$(28,368)	$10,752
Net revenues	$67,989	$78,401	$141,263	$156,481
Net Income (loss) attributable to common stockholders margin	n/m	(60.7)%	n/m	(122.6)%
Adjusted EBITDA margin	n/m	6.3%	n/m	6.9%

n/m - Not meaningful

* Restructuring expenses are primarily comprised of employee severance and related benefit costs.

Reconciliation of Net Income Attributable to Common Stockholders to Adjusted Net Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
(in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net (loss) income attributable to common stockholders	$(49,351)	$(129,135)	$(64,409)	$(127,603)
Restructuring expenses*	(158)	-	3,844	-
Amortization expense	1,888	1,805	3,524	3,616
Net loss (gain) on interest rate swap agreements	2,726	839	2,821	(8,488)
Loss (gain) on insurance and litigation proceeds	148	-	148	(530)
(Gain) loss on disposition of assets	(2)	4,430	(799)	4,430
Adjusted EBITDA	$(44,749)	$(122,061)	$(54,871)	$(128,575)
Net (loss) income per share	$(0.83)	$(2.19)	$(1.08)	$(2.17)
Non-GAAP net income per share	$(0.75)	$(2.07)	$(0.92)	$(2.18)

* Restructuring expenses are primarily comprised of employee severance and related benefit costs.